FREE WRITING PROSPECTUS Dated July 15, 2015	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-05

$1,018,090,000 Ally Auto Receivables Trust (ALLYA) 2015-1

JOINT LEADS : BofAML (str), Barc, DB, Lloyds

CO-MANAGERS : BMO, CIBC, PNC, SCOTIA

CL	$AMT(mm)	WAL	MDY/S&P	WIN	E. FINAL	L. FINAL	BENCH	YIELD	PRICE	CPN
A-1	235.000	0.30	P-1/A-1+	0-7	2/16	8/15/16	YLD	0.390	100.00000	0.39
A-2	314.000	1.03	Aaa/AAA	7-18	1/17	2/15/18	EDSF + 38	0.923	99.99874	0.92
A-3	314.000	2.15	Aaa/AAA	18-35	6/18	9/16/19	ISWP + 44	1.400	99.98749	1.39
A-4	102.42	3.22	Aaa/AAA	35-41	12/18	5/15/20	ISWP + 44	1.761	99.98572	1.75
B	21.48	3.40	Aa2/AA+	41-41	12/18	8/17/20	ISWP + 65	2.024	99.98192	2.01
C	17.69	3.40	A2/AA	41-41	12/18	10/15/20	ISWP + 90	2.274	99.98925	2.26
D	13.50	3.40	Baa2/A+	41-41	12/18	2/15/22	ISWP + 160	2.974	99.98152	2.95

* Expected Settle :	7/22/15	* Format :	SEC Registered
* First Pay Date :	8/17/15	* ERISA :	Yes
* Expected RAs :	MDY/S&P	* Min Denoms :	$1,000 x $1,000
* Ticker :	ALLYA 15-1	* Pxing Speed :	1.30% ABS to 10% Call
* Bill & Deliver :	BofAML

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.